Exhibit (g)(iv)
SUB-MANAGEMENT AGREEMENT
     SUB-MANAGEMENT AGREEMENT dated as of March 1, 2001 between ACCESS CAPITAL STRATEGIES LLC, a Massachusetts limited liability company (the “Manager”), and MERRILL LYNCH INVESTMENT MANAGERS, L.P., a Delaware limited partnership (the “Sub-Manager”).
     WHEREAS:
     A. Access Capital Strategies Community Investment Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company that has elected status as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);
     B. The Manager is an investment adviser registered as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);
     C. Pursuant to the Management Agreement dated as of June 15, 1998 (the “Management Agreement”) between the Manager and the Fund, the Fund retained the Manager to provide, and the Manager agreed to provide to the Fund, certain investment advisory, portfolio management, and administrative services;
     D. The Sub-Manager is an investment adviser registered as much under the Advisers Act; and
     E. The Manager desires to retain the Sub-Manager to provide, the Sub-Manager is willing to provide, certain portfolio management, investment advisory and administrative services to the Manager in connection with the Manager’s management of the Fund.
     NOW THEREFORE, for good and valuable consideration, the receipt and adequacy are hereby acknowledged, the parties agree as follows:
     1. Investment Duties. Subject to the supervision of the Fund’s Board of Directors (“Board”) and the Manager and the investment policies and guidelines established by the Board and the Manager, the Sub-Manager will identify, evaluate, and structure the investments to be made by the Fund, arrange debt financing for the Fund, provide portfolio management and servicing of securities held in the Fund’s portfolio, and administer the Fund’s day-to-day affairs; provided, however, that the Sub-Manager shall not have any responsibility to provide, and the Manager shall continue to provide, the services set forth on Schedule A attached hereto.
     2. Administrative Duties. The Sub-Manager will administer the affairs of the Fund subject to the supervision of the Board and the Manager and the following understandings:
     (a) The Sub-Manager will supervise all aspects of the operations of the Fund, including oversight of transfer agency, custodial, and accounting services (other than those services set forth on Schedule A attached hereto); provided, however, that nothing herein contained shall be deemed to relieve or deprive (i) the Board of its responsibility for and control of the conduct of the affairs of the Fund, (ii) the Manager of its responsibility for all services to be provided to the Fund pursuant to the Management Agreement.
     (b) The Sub-Manager will arrange, but not pay, for the periodic preparation, updating, filing and dissemination (as required) of the Fund’s registration statement under the Securities Exchange Act of 1934 (“1934 Act”), proxy material, tax returns, and required reports to the Fund’s shareholders and the Securities and Exchange Commission (“SEC”) and other appropriate federal or state regulatory authorities.
     (c) The Sub-Manager will maintain or oversee the maintenance of all books and records with respect to the Fund, and will furnish the Manager and the Board with such periodic and special reports as the Manager and the Board reasonably may request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Manager hereby agrees that all records which it maintains for the Fund are the property of the Fund, agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records which it maintains for the Fund and which are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records which it maintains for the Fund upon request by the Fund.
     (d) All cash, securities, and other assets of the Fund will be maintained in the custody of one or more banks in accordance with the provisions of Section 17(f) of the 1940 Act and the rules thereunder; the authority of the Sub-Manager to instruct the Fund’s custodian(s) to deliver and receive such cash, securities, and other assets on behalf of the Fund will be governed by a custodian agreement between the Fund and each such custodian, and by resolution of the Board.
     (e) Services to be furnished by the Sub-Manager under this Agreement may be furnished through the medium of any of the Sub-Manager’s partners, officers or directors.
     3. Further Duties. In all matters relating to the performance of this Agreement, the Sub-Manager will act in conformity with the Articles of Incorporation and By-Laws of the Fund and with the instructions and directions of the Board and will comply with the requirements of the 1940 Act, the rules thereunder, and all other applicable federal and state laws and regulations.
     4. Services Not Exclusive. The services furnished by the Sub-Manager hereunder are not to be deemed exclusive and the Sub-Manager shall be free to furnish similar services to others so long as its services under the Agreement are not impaired thereby. Nothing in this Agreement shall limit or restrict the right of any director, officer, or employee of the Manager, who may also be a director, officer, or employee of the Fund, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or dissimilar nature.
     5. Expenses.
     (a) During the term of this Agreement, the Sub-Manager will pay the annual operating expenses to be borne by the Fund as described in Section 7(b) of the Management Agreement. The Manager shall pay to the Sub-Manager an annual fee equal to 0.06% of the Fund’s monthly net assets (the “Reimbursement Fee”), payable quarterly in arrears; provided that (i) if for any year the amount of operating expenses paid by the Sub-Manager exceed the

Reimbursement Fee, the Manager will also pay to the Sub-Manager an amount equal to 50% of the amount of such excess and (ii) if for any year the amount of operating expenses paid by the Sub-Manager are less than the Reimbursement Fee, in lieu of the Reimbursement Fee the Manager will pay to the Sub-Manager the amount of operating expenses actually paid by the Sub-Manager for such year plus, to the extent the Sub-Manager has not previously been reimbursed for any operating expenses previously paid by it, 50% of the amount by which the amount of operating expenses paid by the Sub-Manager for such year are less than the Reimbursement Fee for such year.
     (b) The payment or assumption by the Sub-Manager of any expense of the Fund that the Sub-Manager is not required by this Agreement to pay or assume shall not obligate the Sub-Manager to pay or assume the same or any similar expense of the Fund on any subsequent occasion.
     6. Compensation.
     (a) For the services provided and the expenses assumed pursuant to this Agreement, the Manager will pay to the Sub-Manager a fee (the “Sub-Management Fee”), paid quarterly, at an annual rate of 0.25% of the Fund’s average gross monthly assets, less accrued liabilities other than indebtedness for borrowings (or, if greater, 50% of the Management Fee payable to the Manager under the Management Agreement); provided that, until the earlier of (i) December 31, 2001 and (ii) the date upon which the Fund reaches $250,000 in gross assets, the Sub-Management Fee in respect of any month shall be equal to the product obtained by multiplying (x) 0.50% of the Fund’s average gross monthly assets for such month multiplied by (y) a fraction, the numerator of which is the aggregate amount of common stock sourced or owned by affiliates of the Sub-Manager as of the end of such month, and the denominator of which is the total amount of common stock of the Fund as of the end of such month.
     (b) If this Agreement becomes effective or terminates before the end of any fiscal quarter, the Sub-Management Fee for the period from the effective day to the end of the fiscal quarter or from the beginning of such quarter to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full fiscal quarter in which such effectiveness or termination occurs.
     7. Limitation of Liability of Sub-Manager. The Sub-Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund, the Manager or any of their respective affiliates in connection with the matters to which this Agreement relates except to the extent resulting from the willful misconduct or gross negligence on the part of the Sub-Manager. Any person, even though also an officer, director, employee, or agent of the Sub-Manager, who may be or become an officer, director, employee, or agent of the Fund shall be deemed, when rendering services to the Fund or acting with respect to any business of the Fund, to be rendering such service to or acting solely for the Fund and not as an officer, director, employee, or agent or one under the control or direction of the Sub-Manager even though paid by it.

     8. Duration and Termination.
     (a) This Agreement shall become effective upon the date hereabove written provided that this Agreement shall not take effect unless it has first been approved (i) by a vote of a majority of those directors of the Fund who are not interested persons of the Fund cast in person at a meeting called for the purpose of voting on such approval, and (ii) by vote of a majority of the Fund’s outstanding voting securities.
     (b) Unless sooner terminated as provided herein, this Agreement shall continue in effect for two years from the above written date. Thereafter, if not terminated, this Agreement shall continue automatically for successive periods of twelve months each, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of those directors of the Fund who are not interested persons of the Fund, cast in person at a meeting called for the purpose of voting on such approval, and (ii) by the Board or by vote of a majority of the outstanding voting securities of the Fund.
     (c) Notwithstanding the foregoing, this Agreement may be terminated at any time, without the payment of any penalty, by vote of the Board or by a vote of a majority of the outstanding voting securities of the Fund on sixty days’ written notice to the Sub-Manager or by the Manager or the Sub-Manager at any time, without the payment of any penalty, on sixty days’ written notice to the Fund and the Manager or Sub-Manager, as applicable. This Agreement will automatically terminate in the event of its assignment or upon the termination of the Management Agreement.
     9. Amendment of this Agreement. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of a majority of the Fund’s outstanding voting securities.
     10. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York. To the extent that the applicable laws of the State of New York conflict with the applicable provisions of the 1940 Act, the latter shall control.
     11. Miscellaneous. The captions in this Agreement are included for the convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Capitalized terms used herein and not defined have the meaning assigned to them in the Fund’s Private Offering Memorandum dated February 18, 1998, as revised as of May 15, 1998 and supplemented on March 15, 1999. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. As used in this Agreement, the terms “majority of the outstanding voting securities”, “affiliated person”, “interested person”, “assignment”, “investment adviser”, “net assets” and “security” shall have the same meaning as such terms have in the 1940 Act, subject to such exemption as may be granted by the SEC by any rule, regulation, or order. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is relaxed by a rule, regulation, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, or order.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ACCESS CAPITAL STRATEGIES LLC

By:

Name:
Title:

MERRILL LYNCH INVESTMENT PARTNERS, L.P.

By:

Name: [Signature]
Title: Managing Director

Exhibit (g)(iv)
Schedule A
Services to Continue to be Performed by the Manager
•	Establishment of investment policies and guidelines for the Fund, which policies and guidelines shall provide for an allocation of Fund assets in support of programmatic initiatives designed to enhance the Community Reinvestment Act benefits of the Fund.

•	Determining investment parameters for each investor, including the eligibility of each investment of the Fund for regulatory credit under the Community Reinvestment Act.

•	Monitoring and allocating Community Reinvestment Act regulatory credits among investors.

•	Providing such advice as the Sub-Manager may reasonably request with respect to potential investments and market opportunities.

•	Providing such assistance as the Sub-Manager may reasonably request with respect to the marketing of the Fund’s shares.

•	Providing such assistance and information as the Sub-Manager may reasonably request in connection with any applicable regulatory filings, documentation or otherwise in connection with the performance by the Sub-Manager of its administrative duties under the Sub-Management Agreement.

•	Such other services as the Manager and the Sub-Manager shall mutually agree.